Exhibit 10.3
Option Agreement
under the
SMART Modular Technologies (WWH), Inc.
Stock Incentive Plan
(U.S.)

Date of Grant:

Name of Optionee:

Number of Shares Subject to the Option:

Exercise Price:	$ per share

Type of Option	Non-Qualified Stock Option
     SMART Modular Technologies (WWH), Inc. (the “Company”), hereby grants as of the date of grant set forth above (the “Grant Date”) to the above-named optionee (“Optionee”) an option (the “Option”) to purchase from the Company, for the price per share set forth above, the number of shares of common stock of the Company (“Shares”) set forth above pursuant to the SMART Modular Technologies (WWH), Inc. Stock Incentive Plan (the “Plan”).
     Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:
     1. Exercise Price. The price at which each Share subject to this Option may be purchased shall be the price set forth above.
     2. Number of Shares, Exercise, The number of Shares for which the Option may be exercised are set forth above. To the extent the Option has become vested or exercisable in accordance with Section 3 hereof, the Option may be exercised at any time through the date of expiration of the Option, as set forth in Section 5 hereof.
     3. Vesting. The Option shall vest and become exercisable over four years on the following schedule:
          (a) The Option shall become vested and exercisable as to 25% of the Shares constituting the Option on the first anniversary of the Grant Date, subject to Optionee’s continued employment with the Company or one of its subsidiaries on such date.
          (b) Thereafter, the Option shall become vested and exercisable at a rate of 1/48 of the Shares constituting the Option per month, subject to Optionee’s continued employment with the Company or one of its subsidiaries on each such date.

          (c) Vesting shall cease immediately upon termination of Optionee’s employment with the Company and its subsidiaries for any reason (including death or Disability).
     4. Nature of Grant. In accepting the grant, the Optionee acknowledges that:
          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement;
          (b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
          (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
          (d) the Optionee’s participation in the Plan shall not create a right to further employment with the Company or its Affiliates and shall not interfere with the ability of the Company or its Affiliates to terminate the Optionee’s employment relationship at any time with or without cause;
          (e) the Optionee is voluntarily participating in the Plan;
          (f) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Affiliates, and which is outside the scope of the Optionee’s employment contract, if any;
          (g) this Option and Option benefit is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
          (h) in the event that the Optionee ceases to be an employee, director or consultant, this Option grant will not be interpreted to form an employment contract or relationship with the Company or its Affiliates, and furthermore, this Option grant will not be interpreted to form an employment contract with the Company or its Affiliates;
          (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
          (j) if the underlying Shares do not increase in value, the Options will have no value;
          (k) if the Optionee exercises his or her Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

          (1) in consideration of this grant of Options, no claim or entitlement to compensation or damages shall arise from termination of the Options or diminution in value of the Options or Shares purchased through exercise of the Options resulting from termination of the Optionee’s employment by the Company or its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, the Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and
          (m) in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Options after termination of employment, if any, will be measured by the date of termination of the Optionee’s active employment (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Optionee’s Option grant.
     5. Term of Option. The term of the Option commences on the Grant Date and expires upon the earliest of the following:
          (a) three months after termination of Optionee’s employment with the Company and its Affiliates by Participant or by the Company or any of its Affiliates (other than as a result of death or Disability or termination by the Company for Cause);
          (b) one year after Optionee’s employment with the Company and its Affiliates is terminated by reason of Optionee’s death or Disability;
          (c) immediately upon termination of Optionee’s employment with the Company and its Affiliates by the Company or any of its Affiliates for Cause;
          (d) the day before the tenth (10th) anniversary of the Grant Date;
          (e) in the event of a Change of Control, to the extent not continued or assumed in accordance with Section 10(a) of the Plan; or
          (f) in accordance with Section 10(b) of the Plan.
     6. Exercise.
          (a) Manner of Exercise. During the term of the Option set forth in Section 5 above, Optionee (or his representative, devisee or heir, as applicable) may exercise any portion of this Option which has become exercisable in accordance with the terms hereof as to all or any of the Shares then available for purchase by delivering to the Company written notice in the form specified by the Company. Payment shall be (i) in cash, by certified or bank cashier check payable to the order of the Company, free from all collection charges, (ii) in the discretion of the Committee, in Shares (and provided such shares shall have been held by Optionee for such period of time as the Committee shall determine necessary so as not to result in adverse accounting consequences for the Company) having a Fair Market Value on the date of exercise equal to the full amount of the Exercise Price therefor, or (iii) such other form as may be permitted by the Committee. Only one stock certificate will be issued unless Optionee otherwise requests in writing. Shares purchased upon exercise of the Option will be issued in the name of Optionee or Optionee’s permitted transferee. Optionee shall not be entitled to any rights as a stockholder of the Company in respect of any Shares covered by this Option until such shares of Stock shall have been paid for in full and issued to Optionee.
          (b) Optionee’s Responsibility for Tax Withholding. Regardless of any action the Company or Affiliate takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility and that the Company and/or Affiliate (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends, and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items. Prior to exercise of this Option, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or Affiliate to satisfy all withholding and payment on account obligations of the Company and/or Affiliate. In this regard, the Optionee authorizes the Company and/or the Affiliate to withhold all applicable Tax-Related Items legally payable by the Optionee from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Affiliate or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that the Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, the Optionee shall pay to the Company or Affiliate any amount of Tax-Related Items that the Company or Affiliate may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.
          (c) Lock-up Period. By exercising the Option, Optionee agrees that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act (including the Company’s Initial Public Offering), require that Optionee not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by Optionee, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. Optionee further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Optionee’s Shares until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Subsection and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
          (d) Restrictions on Transfer of Shares. By exercising the Option, Optionee understands and agrees that any Shares acquired hereunder may not be sold, given, transferred, assigned, or otherwise hypothecated by the holder thereof prior to the Initial Transferability Date, except to such holder’s Permitted Transferees. Any attempted transfer in violation of this subsection will be void ab initio. Shares held by Permitted Transferees who receive such Shares in accordance with this subsection shall be subject to the restrictions herein as if such Permitted Transferee were the original holder of the Shares transferred to the Permitted Transferee.
     7. Repurchase Rights Prior to an Initial Public Offering. The Company shall have the following rights to repurchase Optionee’s Shares acquired pursuant to the exercise of the Option (the “Repurchase Right”) upon termination of Optionee’s employment:
          (a) Termination for Cause. If Optionee’s employment with the Company and its Affiliates is terminated by the Company or any of its Affiliates for Cause, all Shares previously acquired hereunder and held for the period determined by the Company in its discretion that will not result in adverse accounting consequences to the Company (which is generally six months) shall be subject to a right of repurchase by the Company from Optionee or his or her Permitted Transferee at a price per Share equal to the lesser of (A) the Exercise Price or (B) Fair Market Value as of the date of the notice given pursuant to clause (c) below.
          (b) Termination without Cause. If Optionee’s employment with the Company and its Affiliates is terminated (i) by the Company or any of its Affiliates for any reason other than Cause, (ii) by Optionee for any reason, or (iii) as a result of death or Disability, all Shares previously acquired and held for the period determined by the Company in its discretion that will not result in adverse accounting consequences to the Company (which is generally six months) shall be subject to a right of repurchase by the Company from Optionee or his or her Permitted Transferee at a price per Share equal to Fair Market Value as of the date of the notice given pursuant to clause (c) below.
          (c) Exercise of Repurchase Right. If the Company elects to exercise its Repurchase Right under this Section 6, the Company shall deliver written notice to Optionee or his or her Permitted Transferee, as applicable, setting forth the number of Shares proposed to be purchased and the then Fair Market Value. Upon the consummation of any such purchase, Optionee shall deliver certificates, as applicable, or other documents satisfactory to the Company in its sole discretion evidencing such Shares duly endorsed, or accompanied by written instruments of transfer, free and clear of any encumbrances against delivery of payment for such Shares. If the Board determines that the Company is unable to repurchase all or some portion of the Shares for cash without breaching the terms of any debt instruments or other agreement to which the Company or any of its subsidiaries is a party, or the Board determines in good faith that such repurchase would otherwise have a material adverse effect on the financial condition of the Company, the Company will pay in cash the maximum amount permitted under such debt instruments, or that would not result in such a material adverse effect, and deliver to Optionee a promissory note for the balance, payable as soon as (and in the maximum amounts that) the terms of such debt instruments or other agreements will permit or that will not have such a material adverse effect and bearing interest at a rate no less than the applicable federal rate.
          (d) Lapse of Repurchase Right. The Repurchase Right shall lapse and be of no further force and effect upon the earlier to occur of (i) an Initial Public Offering and (ii) 12 months after termination of Optionee’s employment.
          (e) Governing Instruments, Any exercise of a Repurchase Right shall be made in accordance with the Company’s articles of association from time to time.
     8. Certificates. Certificates issued in respect of Shares acquired upon exercise of the Option shall, unless the Committee otherwise determines, be registered in the name of Optionee or Optionee’s permitted transferee. When Optionee ceases to be bound by any transfer restrictions herein or in the Plan, the Company shall deliver such certificates to Optionee or Optionee’s permitted transferee upon request. Such stock certificate shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws.
     9. Nontransferability of Option. This Option is personal to Optionee and may be exercised only by Optionee or his or her representative in the event of Optionee’s Disability or death. Any Option shall not be transferable other than by will or the laws of descent and distribution. Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment or death of Optionee set forth in the Plan shall continue to be applied with respect to Optionee, following which the transferred Options shall be exercisable by the transferee only to the extent and for the periods specified in the Plan.
     10.  Employment Rights. This Option does not confer on Optionee any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to determine the terms of Optionee’s employment.
     11.  Proprietary Information and Inventions Agreement. Optionee shall, as a condition precedent to the exercise or settlement of an Award, have executed and be in compliance with the Company’s (or its Affiliate’s) standard form of confidentiality and non- disclosure agreement.
     12.  Terms of Plan, Interpretations. This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Optionee and his legal representatives on any question arising hereunder. Optionee acknowledges that he has received and reviewed a copy of the Plan.
     13. Notices. All notices hereunder to the party shall be delivered or mailed to the following addresses:

If to the Company:	SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive

Fremont, CA 94538
Attn: President
If to Optionee:	To the person and at the address specified on the signature page or the last address on the Company’s records for such person.
     Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the other party.
     14. Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
The Optionee understands that the Company and its Affiliates hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired upon exercise of this Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
     15. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

     16. Language. If the Optionee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
     17. Electronic Delivery, The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future Options that may be granted under the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     18. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without, to the fullest extent permissible thereby, application of the conflict of law principles thereof.
     19. Counterparts. This Option Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the undersigned have caused this Option Agreement to be duly executed as of the date first above written.

SMART MODULAR TECHNOLOGIES
(WWH), INC.	OPTIONEE:

By:	By:

Name:	Name:

Title:	Address: